Exhibit 5.1

August 5, 2011

Haverty Furniture Companies, Inc.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342

Re:         Haverty Furniture Companies, Inc.
Registration Statement on Form S-8
1,000,000 Shares of Common Stock
2004 Long-Term Incentive Plan (as amended)

Ladies and Gentlemen:

We have acted as counsel for Haverty Furniture Companies, Inc., a Maryland corporation (the “Company”), in connection with the registration of an additional 1,000,000 shares of the Company’s common stock, no par value (the “Shares”), to be issued under the Company’s 2004 Long-Term Incentive Plan, as amended (the “Plan”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof.

In connection therewith, we have examined the Plan, as well as each of the following:

       (1)    the Charter of the Company, as amended and restated, certified by the Maryland Department of Assessments and Taxation;

       (2)    the bylaws of the Company, as amended and restated;

(3)    resolutions of the board of directors of the Company adopting the Plan;

       (4)     resolutions of the board of directors of the Company authorizing the reservation and issuance under the Plan of 1,000,000 additional shares; and
(5)    the Registration Statement.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that the Shares covered by the Registration Statement have been legally authorized by the Company and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We expressly disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

By:  /s/ Terry F. Schwartz
        Terry F. Schwartz